      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 CEPHALON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           23-2484489
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                            JOHN E. OSBORN, ESQUIRE
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 CEPHALON, INC.
                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                           RICHARD A. SILFEN, ESQUIRE
                          MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                             PHILADELPHIA, PA 19103
                                 (215) 963-5000
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                                         PROPOSED              PROPOSED
          TITLE OF EACH CLASS OF                  AMOUNT TO BE       MAXIMUM OFFERING     MAXIMUM AGGREGATE        AMOUNT OF
        SECURITIES TO BE REGISTERED                REGISTERED         PRICE PER UNIT      OFFERING PRICE(1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
5 1/4% Convertible Subordinated Notes due
  2006.....................................       $300,000,000            100%(2)            $300,000,000           $75,000
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.....  4,054,054 shares(3)...        --(4)                --(4)                --(4)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2) Exclusive of accrued interest, if any.

(3) Such number represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby at a conversion price of $74.00 per share and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminable number of shares of common stock as may be issued from time to time upon conversion of the notes by reason of adjustment of the conversion price under certain circumstances outlined in this prospectus.

(4) No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i).
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 4, 2001

PROSPECTUS

                                 CEPHALON, INC.
          $300,000,000 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                        4,054,054 SHARES OF COMMON STOCK

                            ------------------------

     Under this prospectus, the selling securityholders named in this prospectus or in any prospectus supplements may offer and sell the notes and the common stock issued upon conversion of the notes. The selling securityholders may offer and sell these securities at various times at market prices prevailing at the time of sale or at privately negotiated prices. We will not receive any proceeds from the sale of these securities by the selling securityholders.

     The notes are convertible at any time prior to maturity into common stock at a conversion price of $74.00 per share, subject to adjustment under certain circumstances. Interest is payable on the notes on each May 1 and November 1, beginning November 1, 2001. The notes mature on May 1, 2006. The notes are subordinated to our senior indebtedness.

     We may redeem some or all of the notes on or after May 5, 2003 at the redemption prices listed in this prospectus, plus accrued interest. Prior to that date, we may redeem some or all of the notes if the price of our common stock has exceeded 150% of the conversion price for at least 20 out of the 30 consecutive trading days prior to redemption. If we redeem some or all of the notes prior to May 5, 2003, we also will make an additional payment on the redeemed notes. The holders may require us to repurchase the notes upon a repurchase event in cash or, at our option, common stock at 105% of the principal amount of the notes, plus accrued interest. The notes are currently eligible for trading in the PORTAL market. Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." On May 31, 2001, the last reported closing price of our common stock was $60.58 per share.
                            ------------------------

     INVESTING IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES RISKS. YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. PLEASE REFER TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN THE NOTES AND THE COMMON STOCK ISSUED UPON CONVERSION OF THE NOTES.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               THE DATE OF THIS PROSPECTUS IS             , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................   ii
FORWARD-LOOKING STATEMENTS..................................  iii
SUMMARY.....................................................    1
RISK FACTORS................................................    4
USE OF PROCEEDS.............................................   13
RATIO OF EARNINGS TO FIXED CHARGES..........................   13
DIVIDEND POLICY.............................................   13
DESCRIPTION OF NOTES........................................   14
DESCRIPTION OF CAPITAL STOCK................................   27
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............   29
SELLING SECURITYHOLDERS.....................................   32
PLAN OF DISTRIBUTION........................................   33
LEGAL MATTERS...............................................   34
EXPERTS.....................................................   34

                            ------------------------

     Cephalon and the Cephalon logo are trademarks of Cephalon, Inc. registered in the U.S. and trademarks of Cephalon, Inc., registered or otherwise, in certain other countries. PROVIGIL is a registered trademark of Genelco, S.A. and is licensed to Cephalon. Gabitril is a registered trademark of Cephalon. ACTIQ is a registered trademark of Anesta Corp., a wholly-owned subsidiary of Cephalon. "(R)" indicates U.S. trademark registration. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cephalon is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which we file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     We have "incorporated by reference" into this prospectus certain information that we file with the Securities and Exchange Commission. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the Securities and Exchange Commission and incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

     We incorporate by reference our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the period ended March 31, 2001;

     - Current Report on Form 8-K filed on May 3, 2001;

     - The description of our common stock that is contained in our Form 8-A Registration Statement filed with the SEC on March 15, 1991, including any amendment or reports filed for the purpose of updating such description; and

     - The description of our stockholder rights plan that is contained in our Form 8-A Registration Statement filed with the SEC on January 20, 1999, including any amendments or reports filed for the purpose of updating such description.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

     Cephalon, Inc.
     145 Brandywine Parkway
     West Chester, PA 19380
     Attention: John E. Osborn,
     Senior Vice President, General Counsel and Secretary
     Telephone: (610) 344-0200

                           FORWARD-LOOKING STATEMENTS

     In addition to historical facts or statements of current condition, this prospectus and the documents that are and will be incorporated into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress in our research programs, development of potential pharmaceutical products, expansion of the authorized uses of our products, prospects for regulatory approval, manufacturing capabilities, market prospects for our products, sales and earnings projections, our use of the proceeds from the sale of the notes and other statements regarding matters that are not historical facts. Some of these forward-looking statements may be identified by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," believe," or other words and terms of similar meaning. Our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth in this report. Given the risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such forward-looking statements. Furthermore, we do not intend (and we are not obligated) to update publicly any forward-looking statements. Risks that we anticipate are discussed in more detail in the section entitled "Risk Factors" and in certain of the documents that we incorporate by reference into this prospectus. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

                                    SUMMARY

     The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the "Risk Factors" section and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we," "us," "our" and similar terms, as well as references to the "Company" and "Cephalon," refer to Cephalon, Inc. and its subsidiaries and not to the selling securityholders.

                                  THE COMPANY

     Cephalon, Inc. is an international biopharmaceutical company focused on the discovery, development and marketing of products to treat sleep disorders, neurological disorders, cancer and pain. In addition to an active research and development program, we market three products in the United States and eight products in various countries in Europe.

     In the United States, we maintain our corporate and research and development headquarters and market three products: PROVIGIL(R) (modafinil) Tablets [C-IV] for treating excessive daytime sleepiness associated with narcolepsy, ACTIQ(R) (oral transmucosal fentanyl citrate) [C-II] for the management of breakthrough cancer pain in opioid tolerant patients and GABITRIL(R) (tiagabine hydrochloride) for the treatment of partial seizures associated with epilepsy. We market these products through our two specialty sales forces: the first, numbering approximately 130 representatives, details PROVIGIL and GABITRIL to neurologists, psychiatrists and sleep specialists; the second, numbering approximately 50 representatives, details ACTIQ to oncologists and pain specialists.

     In the United Kingdom, we market PROVIGIL and five other products, including TEGRETOL(R) (carbamazepine), a treatment for epilepsy and RITALIN(R) (methylphenidate), a treatment for attention deficit hyperactivity disorder
(ADHD). We also market other products in France, Germany, Austria and Switzerland. In support of our European sales and marketing efforts, we have established a European sales and marketing organization comprised of approximately 30 persons.

     Much of our research and development is focused on expanding the uses for PROVIGIL, ACTIQ and GABITRIL. We have an ongoing clinical program to explore the utility of PROVIGIL in treating excessive daytime sleepiness and fatigue associated with disorders other than narcolepsy as well as to explore its utility in the treatment of certain psychiatric disorders. We have completed initial clinical studies of PROVIGIL in patients suffering from fatigue associated with multiple sclerosis, in patients suffering from excessive daytime sleepiness due to obstructive sleep apnea, and in patients suffering from tiredness and decreased alertness in a simulated shift work environment. Based on positive results obtained in such studies and with the objective of marketing PROVIGIL to a broader population suffering from excessive sleepiness, we have initiated two additional studies to investigate the use of PROVIGIL to treat excessive sleepiness in patients with obstructive sleep apnea and in shift workers. We also are conducting a number of exploratory studies with all three products to determine additional populations of patients who could benefit from therapy with these products.

     In addition to our clinical programs focused on our marketed products, we have other significant research programs that seek to discover and develop treatments for neurological and oncological disorders. With respect to neurology, we have a program with a molecule, CEP-1347, that we are preparing to enter into Phase 2 clinical studies for the treatment of Parkinson's disease. In the cancer area, we have a program with a lead molecule, CEP-701, that is currently in Phase 2 clinical studies to treat prostate and pancreatic cancer, and a program with a molecule in late preclinical studies for the treatment of solid tumors. As part of our corporate strategy, we seek to share the risk of our research and development activities with corporate partners and, to that end, we have entered into a number of agreements to share the costs of developing and commercializing these compounds.

     We were incorporated in Delaware in 1987. The mailing address and telephone number of our principal executive offices are 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.

                            SECURITIES TO BE OFFERED

     This prospectus relates to the offer and sale by the selling securityholders of the following securities:

     - $300,000,000 5 1/4% Convertible Subordinated Notes

     - 4,054,054 shares of Common Stock.

     We issued and sold the notes in May 2001 to the initial purchasers in transactions that were exempt from the registration requirements imposed by the Securities Act of 1933, as amended. The initial purchasers reasonably believed that the persons to whom they resold the notes were "qualified institutional buyers" or QIBs, as defined in Rule 144A under the Securities Act. The initial purchasers hold an option, exercisable until June 16, 2001, to purchase an additional $100 million principal amount of notes.

     The following is a summary of the material terms of the securities offered under this prospectus.

Securities offered............   Up to $300,000,000 aggregate principal amount
                                 of 5 1/4% Convertible Subordinated Notes due
                                 2006.

Interest......................   Interest is payable on May 1 and November 1 of
                                 each year, beginning on November 1, 2001.

Maturity......................   May 1, 2006.

Conversion....................   The notes are convertible at the option of the
                                 holder at any time prior to maturity into common stock at a conversion price of $74.00 per share, subject to adjustment upon certain events.

Provisional redemption........   We may redeem some or all of the notes at any
                                 time prior to May 5, 2003 if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in the consecutive 30-day trading period immediately prior to the delivery of a redemption notice. If we redeem some or all of the notes prior to May 5, 2003 we will also make an additional payment on the redeemed notes equal to $100.27 per $1,000 note, minus the amount of any interest we actually paid on the notes. See "Description of
                                 Notes -- Provisional Redemption."

Optional redemption...........   We may redeem some or all of the notes on or
                                 after May 5, 2003 at the redemption prices listed in this prospectus, plus accrued and unpaid interest. See "Description of
                                 Notes -- Optional Redemption."

Repurchase at holder's option
upon a repurchase event.......   You may require us to repurchase your notes
                                 upon the occurrence of certain events in cash, or, at our option, in common stock, at 105% of the principal amount of the notes, plus accrued and unpaid interest. See "Description of Notes -- Repurchase at Option of Holders upon a
                                 Repurchase Event."

Ranking.......................   The notes are subordinated to our senior
                                 indebtedness. As of December 31, 2000, if the notes had been issued, we would have had approximately $98.1 million of senior indebtedness outstanding. The terms of the indenture under which the notes are issued do not limit our ability to incur additional indebtedness, senior or otherwise.

Use of proceeds...............   We will not receive any of the proceeds from
                                 the sale of the securities covered by this prospectus.

Registration rights...........   We have filed with the SEC a shelf registration
                                 statement, of which this prospectus forms a part, with respect to the resale of the notes and the common stock issuable upon conversion of the notes. We have agreed to keep the shelf registration statement effective until two years after the latest date of the initial offering of the notes. If we do not comply with these registration obligations, we will be required to pay liquidated damages to the holders of the notes or the common stock issuable upon conversion.

Trading.......................   The notes are eligible for trading in the
                                 PORTAL Market. Our common stock is traded on the Nasdaq National Market under the symbol
                                 "CEPH."

                                  RISK FACTORS

     An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision.

RISKS RELATED TO OUR BUSINESS.

DURING THE NEXT SEVERAL YEARS WE WILL BE VERY DEPENDENT UPON THE COMMERCIAL SUCCESS OF OUR PRODUCTS, ESPECIALLY PROVIGIL, AND WE MAY NOT BE ABLE TO CONSISTENTLY AND MEANINGFULLY INCREASE SALES OF THESE PRODUCTS DURING THIS PERIOD, OR TO ATTAIN PROFITABILITY ON THE BASIS OF SUCH SALES.

     The commercialization of our pharmaceutical products involves a number of significant challenges. In particular, our ability to meaningfully increase sales depends, in large part, on the success of our clinical development programs, and our sales and marketing efforts to physicians, patients and third-party payors. A number of factors could impact these efforts, including our ability to demonstrate clinically that our products have utility beyond current indications, our limited financial resources and sales and marketing experience relative to our competitors, perceived differences between our products and those of our competitors, the availability and level of reimbursement of our products by third-party payors, incidents of adverse reactions, side effects or misuse of our products and the unfavorable publicity that could result, or the occurrence of manufacturing, supply or distribution disruptions.

     Ultimately, our efforts may not prove to be as effective as the efforts of our competitors. In the United States and elsewhere, our products face significant competition in the marketplace. The conditions that our products treat, and some of the other disorders for which we are conducting additional studies, are currently treated with several drugs, many of which have been available for a number of years or are available in inexpensive generic forms. Thus, we will need to demonstrate to physicians, patients and third party payors that the cost of our products is reasonable and appropriate in the light of their safety and efficacy, the price of competing products and the related health care benefits to the patient. Even if we are able to increase sales over the next several years, we cannot be sure that such sales and other revenue will reach a level at which we will attain profitability.

WE MAY BE UNSUCCESSFUL IN OUR EFFORTS TO EXPAND THE NUMBER AND SCOPE OF AUTHORIZED USES OF PROVIGIL, WHICH WOULD HAMPER SALES GROWTH AND MAKE IT MORE DIFFICULT TO ATTAIN PROFITABILITY.

     PROVIGIL is approved for sale in the United States and abroad for use by those suffering from excessive daytime sleepiness associated with narcolepsy. Under current FDA regulations, we are limited in our ability to promote the use of PROVIGIL outside of this approved indication. The market for the use of PROVIGIL in narcolepsy patients is relatively small; it is limited to approximately 125,000 persons in the United States, of which we estimate approximately 50,000 seek treatment from a physician.

     We have initiated clinical studies to examine whether or not PROVIGIL is effective and safe when used to treat disorders other than narcolepsy. Although some study data has been positive, additional studies in these disorders will be necessary before we can apply to expand the authorized uses of PROVIGIL. We do not know whether these studies will demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market PROVIGIL for additional disorders. If the results of some of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of PROVIGIL by patients, this could undermine physician and patient comfort with the product, limit the commercial success of the product and diminish the acceptance of PROVIGIL in the narcolepsy market. Even if the results of these studies are positive, the impact on sales of PROVIGIL may be minimal unless we are able to obtain FDA approval to expand the authorized use of PROVIGIL. FDA regulations restrict our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval from the FDA to expand the authorized uses for this product.

AS OUR PRODUCTS ARE USED COMMERCIALLY, UNINTENDED SIDE EFFECTS, ADVERSE REACTIONS OR INCIDENTS OF MISUSE MAY OCCUR WHICH COULD RESULT IN ADDITIONAL REGULATORY CONTROLS, AND REDUCE SALES OF OUR PRODUCTS.

     Prior to 1999, the use of our products had been limited principally to clinical trial patients under controlled conditions and under the care of expert physicians. We cannot predict whether the widespread commercial use of our products will produce undesirable or unintended side effects that have not been evident in our clinical trials or the relatively limited commercial use to date. In addition, in patients who take multiple medications, drug interactions could occur which can be difficult to predict. Additionally, incidents of product misuse may occur. These events, among others, could result in additional regulatory controls that could limit the circumstances under which the product is prescribed or even lead to the withdrawal of the product from the market. More specifically, ACTIQ has been approved under regulations concerning drugs with certain safety profiles, under which the FDA has established special restrictions to ensure safe use. Any violation of these special restrictions could lead to the imposition of further restrictions or withdrawal of the product from the market.

WE MAY NOT BE ABLE TO MAINTAIN ADEQUATE PATENT PROTECTION OR MARKET EXCLUSIVITY FOR OUR PRODUCTS AND THEREFORE POTENTIAL COMPETITORS MAY DEVELOP COMPETING PRODUCTS, WHICH COULD RESULT IN A DECREASE IN SALES AND MARKET SHARE, CAUSE US TO REDUCE PRICES TO COMPETE SUCCESSFULLY, AND LIMIT OUR COMMERCIAL SUCCESS.

     We place considerable importance on obtaining patent protection for new technologies, products and processes. To that end, we file applications for patents covering the composition of matter or uses of our drug candidates or our proprietary processes. We could incur substantial costs in asserting our patent rights, including those licensed to us by third parties, and in defending patent infringement suits against us or our employees relating to ownership of, or rights to, patents and other intellectual property of third parties. Such disputes could substantially delay our drug development or commercialization. The Patent Trademark Office, or PTO, or a private party could institute an interference proceeding involving us in connection with one or more of our patents or patent applications. Such proceedings could result in an adverse decision as to priority of invention, in which case we would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving us in connection with one or more of our patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents. We could be forced to either seek a license to intellectual property rights of others, which may not be available to us on acceptable terms, if at all, or alter our products or processes so that they no longer infringe on the proprietary rights of others.

     We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with our employees, consultants, advisors and collaborators, we cannot be sure that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, we cannot be sure that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade secret violations and other claims.

  PROVIGIL

     We hold exclusive license rights to a composition-of-matter patent covering modafinil, the active drug substance in PROVIGIL. This patent was to have expired in 1998 in the United States, but we have applied for a patent extension that, if granted, would extend the term of this patent until November 2001. In addition, we own a U.S. patent covering the particle size of modafinil that was issued in 1997 and expires on October 6, 2014. However, we may not succeed in obtaining any extension for the composition-of-matter patent, and we cannot guarantee that any of our patents will be found to be valid if challenged by a third party. Additionally, we cannot be sure that a potential competitor will not develop a competing product or product formulation that would avoid infringement of these patents or any patent owned or licensed by us.

     In the United States, the Orphan Drug Act provides incentives to drug manufacturers to develop and manufacture drugs for the treatment of rare disorders. The FDA has granted orphan drug status to PROVIGIL for its use in the treatment of excessive daytime sleepiness associated with narcolepsy. The grant of orphan drug status to PROVIGIL allows us a seven-year period of marketing exclusivity for the product in that indication. While the marketing exclusivity provided by the orphan drug law should prevent other sponsors from obtaining approval of the same compound for the same indication (unless the other sponsor can demonstrate clinical superiority or we are unable to provide or obtain adequate supplies of PROVIGIL), it would not prevent approval of the same compound for other indications that otherwise are non-exclusive, or approval of other compounds for the same indication.

  ACTIQ

     We hold exclusive worldwide licenses to U.S. and foreign patents covering this product that are held by the University of Utah and its assignee, the UURF. Specifically, we have U.S. patents covering the currently approved formulation, methods for administering fentanyl via this formulation and a method of producing the approved product. These patents are currently set to expire in 2005. Corresponding patents in foreign countries are set to expire between 2009 and 2010. Other issued patents and pending patent applications in the U.S. and foreign countries that are owned or licensed by us are directed to various processes of manufacturing the product as well as to a child-resistant disposal container required by the FDA to be provided as part of the product. We cannot guarantee that any of these patents will be held to be valid if challenged by a third party. In any event, we cannot be sure that a potential competitor will not develop a competing product or product formulation that would avoid infringement of these patents or any patent owned or licensed by us.

     In the United States, ACTIQ is considered a new formulation of fentanyl by the FDA, and accordingly, has been granted a three-year period of marketing exclusivity under FDA regulations, which expires in 2001. This marketing exclusivity runs concurrently with the patent protection described above and should also prevent other sponsors from obtaining approval of the same formulation for the same indication unless the sponsor obtains such approval on the basis of a full NDA.

  GABITRIL

     The issued U.S. composition-of-matter patent claiming tiagabine, the active drug substance in GABITRIL, is exclusively sublicensed to us and is currently set to expire in 2008. An extension of this patent in the United States under the terms of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, as amended, to extend the term of this patent until 2011 is being sought. We cannot be certain that this patent extension will be obtained or that we will be able to take advantage of any other patent benefits of the patent restoration act. In addition, this product is covered by another issued U. S. patent directed to crystalline tiagabine hydrochloride monohydrate and its use as an anti-epileptic agent, which is currently set to expire in 2012. We cannot guarantee that any of these patents will be held to be valid if challenged by a third party. In any event, we cannot be sure that a potential competitor will not develop a competing product or product formulation that would avoid infringement of these patents or any patent owned or licensed by us.

MANUFACTURING, SUPPLY AND DISTRIBUTION PROBLEMS MAY CREATE SUPPLY DISRUPTIONS THAT COULD RESULT IN A REDUCTION OF PRODUCT SALES REVENUE, AND DAMAGE COMMERCIAL PROSPECTS FOR PROVIGIL, ACTIQ, GABITRIL AND OTHER PRODUCTS.

     We must comply with all applicable regulatory requirements of the FDA and foreign authorities, including current Good Manufacturing Practice, or cGMP, regulations. In addition, we must comply with all applicable regulatory requirements of the DEA, and foreign authorities for PROVIGIL (Schedule IV controlled substance) and ACTIQ (Schedule II controlled substance). The facilities used to manufacture, store and distribute our products are subject to inspection by regulatory authorities at any time to determine compliance with regulations. The cGMP and controlled substance regulations are complex, and any failure to comply with them could lead to remedial action, civil and criminal penalties and delays in production of material.

     Except for the in-house manufacture of ACTIQ for international markets, we rely on third parties to manufacture our products. Abbott is required to supply us with ACTIQ for the United States for up to 36 months from March 2000. After that date, we will have to make other arrangements for supply, which could include the manufacture of ACTIQ in-house for the United States, or establishing supply arrangements with third parties. We also rely on third parties to distribute, provide customer service activities and accept and process returns. In addition, we depend upon sole suppliers for active drug substances contained in our products, and we depend upon single manufacturers that are qualified to manufacture finished commercial products. Although we employ a small number of persons to coordinate and manage the activities undertaken by these third parties, we have relatively limited experience in this regard. We maintain inventories of active drug substances and finished products to protect against supply disruptions, and are qualifying an additional manufacturer of finished product for PROVIGIL. Nevertheless, any disruption in these activities could impede our ability to sell our products and could reduce sales revenue.

     A non-active ingredient used in PROVIGIL is no longer manufactured or commercially available. At anticipated levels of demand, we have several years supply of this ingredient. We have prepared a new formulation of PROVIGIL that does not include the now unavailable ingredient; however, the introduction of any such new formulation requires regulatory approval. If we are unable to obtain approval for our new formulation, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, and damage commercial prospects for PROVIGIL.

THE EFFORTS OF GOVERNMENT ENTITIES AND THIRD PARTY PAYORS TO CONTAIN OR REDUCE THE COSTS OF HEALTH CARE MAY ADVERSELY AFFECT OUR SALES AND LIMIT THE COMMERCIAL SUCCESS OF OUR PRODUCTS.

     In certain foreign markets, pricing or profitability of pharmaceutical products is subject to various forms of direct and indirect governmental control. In the United States, there have been, and we expect there will continue to be, various federal and state proposals to implement similar government controls. The commercial success of our products could be limited if federal or state governments adopt any such proposals. In addition, in the United States and elsewhere, sales of pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors increasingly challenge the prices charged for products, and limit reimbursement levels offered to consumers for such products. Third party payors could focus their cost control efforts on our products, thereby limiting the commercial success of the products.

WE EXPERIENCE INTENSE COMPETITION IN OUR FIELDS OF INTEREST, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     Large and small companies, academic institutions, governmental agencies, and other public and private research organizations conduct research, seek patent protection, and establish collaborative arrangements for product development in competition with us. Products developed by any of these entities may compete directly with those we develop or sell. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost. Many of these companies and institutions have substantially greater capital resources, research and development staffs and facilities than we have, and substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. These entities represent significant competition for us. In addition, competitors who are developing products for the treatment of neurological or oncological disorders might succeed in developing technologies and products that are more effective than any that we develop or sell or that would render our technology and products obsolete or noncompetitive. Competition and innovation from these or other sources potentially could negatively affect sales of our products or make them obsolete. Advances in current treatment methods also may adversely affect the market for such products. In addition, we may be at a competitive marketing disadvantage against companies that have broader product lines and whose sales personnel are able to offer more complementary products than we can.

OUR PRODUCTS CONTAIN CONTROLLED SUBSTANCES.

     The active ingredients in PROVIGIL and ACTIQ are controlled substances regulated by the U.S. Drug Enforcement Administration, or DEA. As controlled substances, the manufacture, shipment, sale and use of these products is subject to a high degree of regulation and accountability. These regulations also are imposed on prescribing physicians and other third parties, making the use of such products relatively complicated and expensive. Future products also may contain substances regulated by the DEA. In some cases, products containing controlled substances have generated public controversy which, in extreme cases, have resulted in further restrictions on marketing or even withdrawal of regulatory approval. In addition, negative publicity may bring about rejection of the product by the medical community. If the DEA or FDA withdrew the approval of, or placed additional significant restrictions on, the marketing of any of our products, our business could be materially and adversely affected.

WE FACE SIGNIFICANT PRODUCT LIABILITY RISKS, WHICH MAY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL PERFORMANCE.

     The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims whether or not the drugs are actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, serious adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug has been administered to patients for some time. As our products are used more widely and in patients with varying medical conditions, the likelihood of an adverse drug reaction may increase. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. We maintain product liability insurance in amounts we believe to be commercially reasonable, but claims could exceed our coverage limits. Furthermore, we cannot be certain that we will always be able to purchase sufficient insurance at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

THE RESULTS AND TIMING OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES, INCLUDING FUTURE CLINICAL TRIALS ARE DIFFICULT TO PREDICT, SUBJECT TO FUTURE SETBACKS AND, ULTIMATELY, MAY NOT RESULT IN ANY ADDITIONAL PHARMACEUTICAL PRODUCTS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     We are focused on the search for new pharmaceutical products. These activities include engaging in discovery research and process development, conducting preclinical and clinical studies, and seeking regulatory approval in the United States and abroad. In all of these areas, we have relatively limited resources and compete against larger multinational pharmaceutical companies. Moreover, even if we undertake these activities in an effective and efficient manner, regulatory approval for the sale of new pharmaceutical products remains highly uncertain since, in our industry, the majority of compounds discovered do not enter clinical studies and the majority of therapeutic candidates fail to show the human safety and efficacy necessary for regulatory approval and successful commercialization.

     Preclinical testing and clinical trials must demonstrate that a product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that these clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for any product candidates. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. Such events can have a negative impact on the statistical analysis of clinical trial results.

     The completion of clinical trials of our product candidates may be delayed by many factors. Once such factor is the rate of enrollment of patients. Neither we nor our collaborators can control the rate at which patients present themselves for enrollment, and we cannot be sure that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner or at all. Any significant delays in, or termination of, clinical trials of our product candidates may have a material adverse effect on our business.

     We cannot be sure that we will be permitted by regulatory authorities to undertake additional clinical trials for any of our product candidates, or that if such trials are conducted, any of our product candidates will prove to be safe and efficacious or will receive regulatory approvals. Any delays in or termination of these clinical trial efforts may have a material adverse effect on our business.

OUR RESEARCH AND DEVELOPMENT AND MARKETING EFFORTS ARE OFTEN DEPENDENT ON CORPORATE COLLABORATORS AND OTHER THIRD PARTIES WHO MAY NOT DEVOTE SUFFICIENT TIME, RESOURCES AND ATTENTION TO OUR PROGRAMS, WHICH MAY LIMIT OUR EFFORTS TO SUCCESSFULLY DEVELOP AND MARKET POTENTIAL PRODUCTS.

     Because we have limited resources, we have entered into a number of collaboration agreements with other pharmaceutical companies. These agreements call for our partner to control the supply of bulk or formulated drugs for commercial use or for use in clinical trials; design and execution of clinical studies; process of obtaining regulatory approval to market the product; and/or marketing and selling of any approved product.

     In each of these areas, our partners may not support fully our research and commercial interests since our program may compete for time, attention and resources with the internal programs of our corporate collaborators. As such, we cannot be sure that our corporate collaborators will share our perspectives on the relative importance of our program, that they will commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. We also rely on several of these collaborators and other third parties for the production of compounds and the manufacture and supply of pharmaceutical products. Additionally, we may find it necessary from time to time to seek new or additional partners to assist us in commercializing our products. It is uncertain whether we would be successful in establishing any such new or additional relationships.

OUR PRODUCT SALES AND RELATED FINANCIAL RESULTS WILL FLUCTUATE AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL, ESPECIALLY IF THEY ARE NOT ANTICIPATED BY INVESTORS.

     A number of analysts and investors who follow our stock have developed models to attempt to forecast future product sales and have established earnings expectations based upon those models. Forecasting revenue growth is difficult, especially when there is little commercial history and when the level of market acceptance of the product is uncertain. Forecasting is further complicated by the difficulties in estimating stocking levels at pharmaceutical wholesalers and at retail pharmacies and in estimating potential product returns. As a result it is likely that there will be significant fluctuations in revenues, which may not meet with market expectations and which also may adversely affect our stock price. Other factors which cause our financial results to fluctuate unexpectedly include the cost of product sales, achievement and timing of research and development milestones, co-promotion and other collaboration revenues, cost and timing of clinical trials, marketing and other expenses and manufacturing or supply disruption.

WE MAY INCUR ADDITIONAL LOSSES.

     To date, we have not been profitable and our accumulated deficit was approximately $527 million at March 31, 2001. Our losses have resulted principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with our operations. While we seek to attain profitability, we cannot be sure that we will ever achieve product and other revenue sufficient for us to attain this objective. We cannot be sure that we will obtain required regulatory approvals, or successfully develop, commercialize, manufacture and market any other product candidates.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE.

     The market price of our common stock is volatile, and we expect it to continue to be volatile for the foreseeable future. For example, during the period January 1, 2000 through May 7, 2001, our common stock traded at a high price of $83.625 and a low price of $29.875. Negative announcements (such as adverse regulatory decisions, disappointing clinical trial results, disputes concerning patent or other proprietary rights, or operating results that fall below the market's expectations) could trigger significant declines in the price of our common stock. In addition, external events, such as news concerning our competitors, changes in government regulations that may impact the biotechnology or pharmaceutical industries or the movement of capital into or out of our industry, also are likely to affect the price of our common stock.

WE ARE INVOLVED IN LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED OR SETTLED, COULD MATERIALLY IMPACT OUR FINANCIAL CONDITION.

     In August 1999, the U.S. District Court for the Eastern District of Pennsylvania entered a final order approving the settlement of a class action in which plaintiffs alleged that statements made about the results of certain clinical studies of MYOTROPHIN were misleading. A related complaint has been filed with the Court by a small number of plaintiffs who decided not to participate in the settlement. This related complaint alleges that we are liable under common law for misrepresentations concerning the results of the MYOTROPHIN clinical trials, and that we and certain of our current and former officers and directors are liable for the actions of persons who allegedly traded in our common stock on the basis of material inside information. We believe that we have valid defenses to all claims raised in this action. Even if there is a judgment against us in this case, we do not believe it will have a material negative effect on our financial condition or results of operations.

     Due to our past involvement in promoting STADOL NS(R)(butorphanol tartrate) Nasal Spray, a product of Bristol-Myers Squibb Company, we are co-defendants in several product liability actions brought against Bristol-Myers. Although we cannot predict with certainty the outcome of this litigation, we believe that any expenses or damages that we may incur will be paid by Bristol-Myers under the indemnification provisions of our co-promotion agreement. As such, we do not believe that these actions will have a material negative effect on our financial condition or results of operations.

     In February 2001, a complaint was filed in Utah state court by Zars, Inc. and one of its research scientists, against us and our subsidiary Anesta Corp. The plaintiffs are seeking a declaratory judgment to establish their right to develop transdermal or other products containing fentanyl and other pharmaceutically active agents under a royalty and release agreement between Zars and Anesta. The complaint also asks for unspecified damages for breach of contract and interference with economic relations. We have filed a motion to dismiss this complaint that is currently pending before the court. We believe that we have valid defenses to all claims raised in this action. In any event, we do not believe any judgment against us will have a material negative effect on our financial condition or results of operations.

WE MAY NEVER OBTAIN APPROVAL TO MARKET MYOTROPHIN, IT MAY NOT BE COST-EFFECTIVE TO PURSUE MYOTROPHIN FOR OTHER INDICATIONS, AND THEREFORE WE MAY NEVER DERIVE REVENUE FROM MYOTROPHIN.

     We do not believe that the conditions for regulatory approval of MYOTROPHIN imposed by the FDA can be met without conducting an additional Phase 3 study, and we have no plans to conduct such a study at this time. However, we have had discussions with certain physicians who are seeking to obtain governmental and non-governmental funding to be used to conduct such a study. If this funding is obtained and the study is undertaken, we may allow reference to our Investigational New Drug Application (IND), and supply MYOTROPHIN in quantities sufficient to conduct the study in exchange for the rights to use any clinical data generated by such study in support of FDA approval of our pending

New Drug Application (NDA). Even if an additional study is undertaken, the results will not be available for several years and may not be sufficient to obtain regulatory approval to market the product. If MYOTROPHIN is not approved for the treatment of Amyotrophic Lateral Sclerosis, or ALS, then it is unlikely that we would pursue approval for the use of MYOTROPHIN to treat other indications. Additionally, if we do not obtain approval of MYOTROPHIN for ALS or pursue approval for other indications, rights to the product may revert back to Cephalon Clinical Partners, L.P., or CCP.

OUR DEPENDENCE ON KEY EXECUTIVES AND SCIENTISTS COULD IMPACT THE DEVELOPMENT AND MANAGEMENT OF OUR BUSINESS.

     We are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain the qualified personnel necessary for the development and management of our business. Our research and development programs and our business might be harmed by the loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. We do not maintain "key man" life insurance on any of our employees.

WE MAY BE REQUIRED TO INCUR SIGNIFICANT COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS AND OUR COMPLIANCE MAY LIMIT ANY FUTURE PROFITABILITY.

     Our research and development activities involve the controlled use of hazardous, infectious and radioactive materials that could be hazardous to human health, safety or the environment. We store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes, and we may be required to incur significant costs to comply with both existing and future environmental laws and regulations.

     We believe that our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, but the risk of accidental injury or contamination from these materials cannot be eliminated. In the event of an accident, we could be held liable for any resulting damages, which could adversely affect our financial condition or results of operations.

ANTI-TAKEOVER PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING US, LIMITING OUR STOCKHOLDERS' ABILITY TO PROFIT FROM SUCH A TRANSACTION.

     Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $0.01 par value, of which 1,000,000 have been reserved for issuance in connection with our stockholder rights plan, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. Our stockholder rights plan could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

     We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of Cephalon. We also have adopted a "poison pill" rights plan that will dilute the stock ownership of an acquirer of our stock upon the occurrence of certain events. Section 203, the rights plan, and the provisions of our certificate of incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

RISKS RELATED TO THE SECURITIES OFFERED HEREBY.

THE NOTES ARE UNSECURED AND, IN THE EVENT OF OUR INSOLVENCY, LIQUIDATION OR SIMILAR EVENT, WE MUST PAY IN FULL OUR SENIOR INDEBTEDNESS BEFORE WE CAN MAKE PAYMENTS ON THE NOTES.

     The notes are unsecured and subordinated to our existing and future senior indebtedness. In the event of our insolvency, liquidation, reorganization or payment default on senior indebtedness, we will not be able to make payments on the notes until we have paid in full all of our senior indebtedness. We may, therefore, not have sufficient assets to pay the amounts due on the notes. We are not prohibited from incurring debt under the indenture for the notes, including debt senior to, on a parity with or subordinate to the notes. If we incur additional debt, our ability to pay amounts due on the notes could be adversely affected. As of December 31, 2000, if the notes had been issued, we would have had approximately $98.1 million of senior indebtedness. We may also incur additional debt in the future. In addition, under our senior indebtedness, we must maintain minimum levels of unencumbered cash balances that could further limit our ability to pay the amounts due on the notes.

WE MAY BE REQUIRED TO REPURCHASE THE NOTES UPON A REPURCHASE EVENT.

     You may require us to repurchase all or any portion of your notes upon the occurrence of certain events. We may not have sufficient cash funds to repurchase the notes upon a repurchase event. We may elect, subject to certain conditions, to pay the repurchase price in common stock. Although there are currently no restrictions on our ability to pay the repurchase price, future debt agreements may prohibit us from repaying the repurchase price in either cash or common stock. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we were unable to repurchase the notes upon a repurchase event, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

WE HAVE SUBSTANTIALLY INCREASED OUR INDEBTEDNESS.

     As a result of the sale of the notes, we incurred $300.0 million of additional indebtedness, increasing our ratio of debt to equity (expressed as a percentage) from approximately 59.4% to approximately 241.0% as of December 31, 2000, on a pro forma basis giving effect to the sale of the notes. The initial purchasers have an option, exercisable until June 16, 2001, to purchase an additional $100.0 million principal amount of notes. Our other indebtedness is principally comprised of amounts due to Abbott Laboratories and Novartis Pharma AG under agreements whereby we acquired rights to certain products. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could

     - make it difficult for us to make payments on the notes;

     - make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditure, debt service requirements or other purposes;

     - limit our flexibility in planning for, or reacting to changes in, our business; and

     - make us more vulnerable in the event of a downturn in our business.

     We cannot assure you that we will be able to meet our debt service obligations, including our obligations under the notes.

WE MAY NOT BE ABLE TO PAY OUR DEBT AND OTHER OBLIGATIONS.

     Historically, we have had negative cash flow from operations. For the year ended December 31, 2000, net cash used for operating activities was approximately $106.5 million. The annual debt service on the notes will be approximately $15.8 million ($21.0 million if the initial purchasers' option is exercised in full). Unless we are able to generate sufficient operating cash flow to service the notes, we will be required to raise additional funds.

THERE IS NO PUBLIC MARKET FOR THE NOTES AND TRANSFERS OF THE NOTES WILL BE RESTRICTED.

     The notes are a new issue of securities for which there is currently no public market. The notes have been approved for trading in the PORTAL Market. Although the initial purchasers of the notes have advised us that they intend to make a market in the notes, they are not obligated to make a market in the notes. The initial purchasers could stop making a market at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the securities covered by this prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Because of our historic losses, we have experienced a deficiency of earnings available to cover fixed charges throughout our existence. We have computed the deficiency of earnings available to cover fixed charges by subtracting fixed charges from loss from operations. Fixed charges consist of interest on all indebtedness and amortization of discount on all indebtedness.

                                                                                         THREE MONTHS
                                                YEAR ENDED DECEMBER 31,                     ENDED
                                 -----------------------------------------------------    MARCH 31,
                                   2000        1999       1998       1997       1996         2001
                                 ---------   --------   --------   --------   --------   ------------
                                                            (IN THOUSANDS)
Deficiency of earnings
  available to cover fixed
  charges and preferred stock
  dividends....................  ($115,702)  ($80,898)  ($77,865)  ($82,934)  ($82,269)    ($13,315)
Ratio of earnings to fixed
  charges and preferred stock
  dividends(1).................         --         --         --         --         --           --

---------------
(1) Because earnings were insufficient to cover fixed charges, no ratios are provided.

                                DIVIDEND POLICY

     We have not paid any dividends on our common stock since our inception and we do not anticipate paying any dividends on our common stock in the foreseeable future. For a discussion of dividends payable on our outstanding preferred stock, See "Description of Capital Stock -- Description of Preferred Stock."

                              DESCRIPTION OF NOTES

     We issued the notes under an indenture dated as of May 7, 2001, between us and State Street Bank and Trust Company, as trustee, and are registering the resale of the notes and the common stock underlying the notes on the registration statement, of which this prospectus is a part, pursuant to a registration rights agreement with the initial purchasers. The following summarizes some, but not all, of the provisions of the notes, the indenture and the registration rights agreement. You should refer to the actual terms of the notes, the indenture and the registration rights agreement for the definitive terms and conditions. We will provide you, upon request, copies of the forms of the notes, indenture and registration rights agreement. As used in this description, the words "we," "us" or "our" do not include any current or future subsidiary of Cephalon, and the words "you" and "your" refer to the securityholders.

GENERAL

     The notes are unsecured general obligations that are subordinate in right of payment as described under "Subordination." The notes are convertible into common stock as described under "Conversion by Holders." The aggregate principal amount of the notes is limited to $300,000,000 ($400,000,000 if the initial purchasers' option to purchase additional notes is exercised in full). The notes were issued in fully registered form and denominated in integral multiples of $1,000. The notes will mature on May 1, 2006 unless earlier converted, redeemed or repurchased.

     The notes bear interest at the annual rate shown on the cover page of this prospectus. Interest will be paid on each May 1 and November 1 of each year, beginning November 1, 2001, subject to limited exceptions if the notes are converted, redeemed or repurchased prior to the applicable interest payment date. The record dates for payment of interest will be April 15 and October 15. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     We will maintain an office in the Borough of Manhattan in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. Initially, this will be an office or agency of the trustee. We may, at our option, pay interest on the notes by check mailed to the registered holders of notes. However, holders of more than $2,000,000 in principal amount of notes may elect in writing to be paid by wire transfer; provided that any payment to The Depository Trust Company ("DTC") or its nominee will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

     We are not restricted from paying dividends or repurchasing securities or incurring indebtedness under the indenture. The indenture has no financial covenants. You are not protected in the event of a highly leveraged transaction or a change in control of Cephalon except as described under "Repurchase at Option of Holders upon a Repurchase Event" below.

     You will not be required to pay a service charge for registration or transfer of your notes. We may, however, require you to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

     - any note for a period of 15 days before selection for redemption;

     - any note or portion selected for redemption;

     - any note or portion surrendered for conversion; or

     - any note or portion surrendered for repurchase but not withdrawn in connection with a repurchase event.

FORM, DENOMINATION AND REGISTRATION

  Global Security; Book-Entry Form

     The notes are evidenced by a global security initially deposited with DTC, and registered in the name of Cede & Co. ("Cede") as DTC's partnership nominee. Except as set forth below, the global security may be transferred only to another nominee of DTC or to a successor of DTC or its nominee.

     Qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, may hold their interests in the global security directly through DTC or indirectly through organizations which are participants in DTC ("participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, you may be unable to transfer beneficial interests in the global security to those persons.

     Qualified institutional buyers that are not participants may beneficially own interests in the global security held by DTC only through participants or banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). So long as Cede, as the nominee of DTC, is the registered owner of the global security, Cede will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

     - be entitled to have certificates registered in their names;

     - be entitled to receive physical delivery of certificates in definitive form; or

     - be considered the registered holders thereof.

     We will make cash payments of interest on and principal of and the redemption or repurchase price of the global security to Cede, the nominee for DTC as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for:

     - any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security; or

     - maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global security as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to owners of beneficial interests in notes represented by the global security held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

     We will send any redemption notices to Cede. We understand that if less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     A person having a beneficial interest in notes represented by the global security may be unable to pledge that interest to persons or entities that do not participate in the DTC system, or to take other actions in respect of that interest, because that beneficial interest is not represented by a physical certificate.

     We and the trustee have no responsibility for the performance by DTC, its participants and its indirect participants, of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more participants whose DTC accounts are credited with interests in the global security and only in respect of the principal amount of the notes represented by the global security as to which those participants have given such a direction.

     DTC has advised us as follows:

     - DTC is a limited purpose trust company organized under the laws of the State of New York;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provisions of Section l7A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other types of organizations. Some of the participants, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC is under no obligation to perform or continue to perform the above procedures, and these procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global security.

  Certificated Notes

     Qualified institutional buyers may request that certificated notes be issued in exchange for notes represented by the global security. In addition, certificated notes may be issued in exchange for notes represented by the global security if no successor depositary is appointed by us as set forth in the preceding paragraph.

  Restrictions on Transfer; Legends

     The notes bear a restrictive legend.

CONVERSION BY HOLDERS

     You may, at your option, convert your notes, in whole or in part, at any time prior to maturity into our common stock at an initial conversion price of $74.00 per share. You may convert notes in denominations of $1,000 and multiples of $1,000. The conversion price is subject to adjustment as described below. If the notes are called for redemption, your conversion rights on the notes called for redemption will expire at the close of business of the last business day before the redemption date, unless we default in payment of the redemption price. If you have submitted your notes for repurchase after a repurchase event, you may only convert your notes if you deliver a withdrawal notice before the close of business on the last business day before the repurchase date.

     Except as described below, we will not make any adjustment for accrued interest or dividends on common stock upon conversion of the notes. If you convert your notes after a record date and prior to the next interest payment, you will have to pay us interest, unless the notes have been called for redemption under the indenture. We will pay a cash adjustment for any fractional shares based on the market price of our common stock on the last business day before the conversion date.

     You can convert your notes by delivering the notes to an office or agency of the Trustee in the Borough of Manhattan, The City of New York, along with a duly signed and completed notice of conversion, a form of which may be obtained from the trustee. In the case of a global security, DTC will effect the conversion upon notice from the holder of a beneficial interest in the global security in accordance with DTC's rules and procedures. See the description of DTC's procedures under "Form, Denomination and Registration." The conversion date will be the date on which the notes and the duly signed and completed notice of conversion are delivered. As promptly as practicable on or after the conversion date, but no later than three business days after the conversion date, we will issue and deliver to the conversion agent certificates for the number of full shares of common stock issuable upon conversion, together with any cash payment for fractional shares. In the event we fail to convert your notes into common stock in accordance with the terms of the indenture, you may bring an action to enforce your right to convert.

     If you deliver a note for conversion, you will not be required to pay any taxes or duties for the issue or delivery of common stock on conversion. However, we will not pay any transfer tax or duty payable as a result of the issuance or delivery of the common stock in a name other than that of the holder of the note. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.

     The conversion price of $74.00 per share will be adjusted if:

     1. we dividend or distribute shares of our common stock to our common stockholders;

     2.  we split, subdivide or combine our common stock;

     3. we issue rights or warrants to all holders of our common stock to purchase common stock at less than the current market price;

     4. we dividend or distribute to all holders of our common stock capital stock or evidences of indebtedness or assets, but excluding:

     - dividends, distributions and rights or warrants referred to in (1) and
       (3) above or to be exercised in connection with certain trigger events;

     - dividends and distributions paid exclusively in cash or paid in connection with our liquidation, dissolution or winding up; or

     - capital stock, evidence of indebtedness, cash or assets distributed in a merger or consolidation.

     5. we make a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with (A) all other all-cash distributions made within the preceding 12 months in respect of which we made no adjustment plus (B) any cash and the fair market value of other consideration payable in any tender offers by us or any of our subsidiaries for common stock concluded within the preceding 12 months in respect for which we made no adjustment, exceeds 10% of our market capitalization, being the product of the then current market price of the common stock multiplied by the number of shares of our common stock then outstanding;

     6. the purchase of common stock pursuant to a tender offer made by us or any of our subsidiaries involves an aggregate consideration that, together with
(A) any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding such tender offer plus (B) the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer for which we have made no adjustment, exceeds 10% of our market capitalization on the expiration of such tender offer; or

     7. payment on tender offers or exchange offers by a third party other than Cephalon or our subsidiaries if, as of the closing date of the offer, our board of directors does not recommend rejection of the offer. We will only make this adjustment if a tender offer increases the person's ownership to more than 25% of our outstanding common stock and the payment per share is greater than the current market price of the common stock. We will not make this adjustment if the tender offer is a merger or transaction described below, under "-- Consolidation, Merger or Transfer of Assets."

     If we implement a new stockholder rights plan or amend our existing stockholder rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion.

     If we reclassify our common stock, consolidate, merge or combine with another person or sell or convey our property and assets as an entirety or substantially as an entirety, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of common stock into which the note was convertible immediately prior to the reclassification, consolidation, merger, combination, sale or conveyance. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. The adjustment will not be made for a consolidation, merger or combination that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

     You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment (or the nonoccurrence of an adjustment) to the conversion price. See "United States Federal Income Tax Considerations."

     We are permitted to reduce the conversion price of the notes for limited periods of time, if our board of directors deems it advisable. Any such reduction shall be effective for not less than 20 days. We are required to give at least 15 days' prior notice of any such reduction. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

     No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments.

PROVISIONAL REDEMPTION

     We may redeem some or all of the notes at any time prior to May 5, 2003, at a redemption price equal to $1,000 per note plus accrued and unpaid interest to the redemption date if (1) the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in the consecutive 30-trading day period ending on the trading day immediately prior to the mailing of the notice of redemption and (2) the shelf registration statement covering resales of the notes and the common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date.

     If we redeem some or all of the notes prior to May 5, 2003, we will also make an additional payment on the redeemed notes equal to $100.27 per $1,000 note, minus the amount of any interest we actually paid on the notes prior to the date we mailed the notice. We must make these additional payments on all notes called for redemption, including notes converted after the date we mailed the notice.

OPTIONAL REDEMPTION

     At any time on or after May 5, 2003, we may redeem some or all of the notes, at our option, at the redemption prices specified below. The redemption price, expressed as a percentage of the principal amount, is as follows for the 12-month periods beginning on May 1 of the year indicated (May 5, 2003 through April 30, 2004, in the case of the first such period):

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2003........................................................    103.15%
2004........................................................    102.10
2005........................................................    101.05

and 100% of the principal amount on May 1, 2006 and thereafter. In each case we will also pay accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay interest to the record holders as of the relevant record date. We are required to give notice of redemption not more than 60 and not less than 20 days before the redemption date under the indenture.

     No "sinking fund" is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically. We may not redeem the notes if there is a default under the indenture. See "Events of Default and Remedies."

REPURCHASE AT OPTION OF HOLDERS UPON A REPURCHASE EVENT

     If a repurchase event occurs, you will have the right, at your option, to require us to repurchase all or any portion of your notes 40 days after we mail holders a notice of repurchase event. The repurchase price we are required to pay will be 105% of the principal amount of the notes submitted for repurchase, plus accrued and unpaid interest to, but excluding, the repurchase date. If a repurchase date is an interest payment date, we will pay the repurchase price to the record holder determined as of the record date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in common stock, valued at 95% of the average of the closing prices for the five trading days immediately before and including the third trading day preceding the repurchase date. We may only pay the repurchase price in common stock if we satisfy conditions provided in the indenture.

     A repurchase event will be considered to have occurred if:

     1. our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States, or

     2. one of the following "change in control" events occurs:

     - any person or group becomes the beneficial owner of more than 50% of the voting power of our outstanding securities entitled to generally vote for directors;

     - our stockholders approve any plan or proposal for our liquidation, dissolution or winding up;

     - we consolidate with or merge into any other corporation or any other corporation merges into us and, as a result, our outstanding common stock is changed or exchanged for other assets or securities unless our stockholders immediately before the transaction own, directly or indirectly, immediately following the transaction at least 51% of the combined voting power of the corporation resulting from the transaction in substantially the same proportion as their ownership of our voting stock immediately before the transaction;

     - we convey, transfer or lease all or substantially all of our assets to any person; or

     - the continuing directors do not constitute a majority of our board of directors at any time.

     However, a change in control will not be deemed to have occurred if:

     - the last sale price of our common stock for any five trading days during the 10 trading days immediately before the change in control is equal to at least 105% of the conversion price, or

     - all of the consideration, excluding cash payments for fractional shares in the transaction constituting the change in control, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, and as a result of the transaction the notes become convertible solely into that common stock.

     The term "continuing director" means at any date a member of our board of directors:

     - who was a member of our board of directors on December 31, 2000; or

     - who was nominated or elected by at least a majority of the directors who were continuing directors at the time of the nomination or election or whose election to our board of directors was recommended by at least a majority of the directors who were continuing directors at the time of the nomination or election or by the nominating committee comprised of our independent directors.

     Under the above definition of continuing director, if the current board of directors approved a new director or directors and then resigned, no change in control would occur. The interpretation of the phrase "all or substantially all" used in the definition of change in control would likely depend on the facts and circumstances existing at such time. As a result, there may be uncertainty as to whether or not a sale or transfer of "all or substantially all" of our assets has occurred.

     We will be required to mail you a notice within 15 days after the occurrence of a repurchase event. The notice must describe, among other things, the repurchase event, your right to elect repurchase of the notes and the repurchase date. We must deliver a copy of the notice to the trustee and cause a copy, or a summary of the notice, to be published in a newspaper of general circulation in New York, New York. You may exercise your repurchase rights by delivering written notice to us and the trustee. The notice must be accompanied by the notes duly endorsed for transfer to us. You must deliver the exercise notice on or before the close of business on the thirty-fifth calendar day after the mailing date of the repurchase notice.

     You may require us to repurchase all or any portion of your notes upon a repurchase event. We may not have sufficient cash funds to repurchase the notes upon a repurchase event. We may elect, subject to certain conditions, to pay the repurchase price in common stock. Certain of our existing debt agreements, as well as future debt agreements, may prohibit us from paying the repurchase price in either cash or common stock. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we were unable to repurchase the notes upon a repurchase event, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

     The change in control feature may not necessarily afford you protection in the event of a highly leveraged transaction, a change in control or similar transactions involving us. We could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our senior indebtedness or other debt. We are not prohibited from incurring senior indebtedness or debt under the indenture. If we incur significant amounts of additional debt, this could have an adverse effect on our ability to make payments on the notes.

     In addition, our management could undertake leveraged transactions that could constitute a change in control. The board of directors does not have the right under the indenture to limit or waive the repurchase right in the event of these types of leveraged transaction. Our requirement to repurchase notes upon a repurchase event could delay, defer or prevent a change of control. As a result, the repurchase right may discourage:

     - a merger, consolidation or tender offer;

     - the assumption of control by a holder of a large block of our shares; and

     - the removal of incumbent management.

     The repurchase feature was a result of negotiations between us and the initial purchasers in the initial private placement. The repurchase feature is not the result of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by us to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a change of control, although it is possible that we would decide to do so in the future.

     The Securities Exchange Act and the SEC rules thereunder require the distribution of specific types of information to securityholders in the event of issuer tender offers. These rules may apply in the event of a repurchase. We will comply with these rules to the extent applicable.

SUBORDINATION

     The notes are unsecured and subordinated to the prior payment in full of all existing and future senior indebtedness as provided in the indenture. Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, payments on the notes will be subordinated to the prior payment in full of all senior indebtedness. If the notes are accelerated following an event of default under the indenture, the holders of any senior indebtedness will be entitled to payment in full before the holders of the notes are entitled to receive any payment on the notes.

     We may not make any payments on the notes if:

     - we default in the payment on senior indebtedness beyond any grace period; or

     - any other default occurs and is continuing under any designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity, and we and the trustee receive a notice known as a payment blockage notice from a person permitted to give this notice under the indenture.

     We may resume making payments on the notes:

     - in the case of a payment default, when the default is cured or waived or ceases to exist; and

     - in the case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

     No new period of payment blockage may be commenced unless:

     - 365 days have elapsed since our receipt of the prior payment blockage notice; and

     - all scheduled payments on the notes have been paid in full, or the trustee or the holders of notes shall not have begun proceedings to enforce the right of the holders to receive payments.

     No default that existed on any senior indebtedness on the date of delivery of any payment blockage notice may be the basis for a subsequent payment blockage notice.

     The term "senior indebtedness" means the principal, premium, if any, and interest on, including bankruptcy interest, and any other payment on the following current or future incurred:

     - indebtedness for money borrowed or evidenced by notes, debentures, bonds or other securities;

     - reimbursement obligations under letters of credit, bank guarantees or bankers' acceptances;

     - indebtedness under interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements;

     - indebtedness consisting of commitment or standby fees under our credit facilities or letters of credit;

     - obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

     - obligations of the type listed above that have been assumed or guaranteed by us or in effect guaranteed, directly or indirectly, by us through an agreement to purchase; and

     - any amendment, modification, renewal, extension, refunding or deferral of any indebtedness or obligation of type listed in the bullet points above.

     Senior indebtedness will not include:

     - any indebtedness or amendment or modification that expressly provides that it is subordinate to or is not senior to or is on the same basis as the notes;

     - any indebtedness to any subsidiary;

     - indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business; or

     - the notes.

     If the trustee or any holder of the notes receives any payment or distribution of our assets of any kind on the notes in contravention of any of the terms of the indenture, then such payment or distribution will be held recipient in trust for the benefit of the holders of senior indebtedness, and will be immediately paid or delivered to the holders of senior indebtedness or their representative or representatives.

     In the event of our insolvency, liquidation, reorganization or payment default on senior indebtedness, we will not be able to make payments on the notes until we have paid in full all of our senior indebtedness. We may, therefore, not have sufficient assets to pay the amounts due on the notes. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. If we incur additional debt, our ability to pay amounts due on the notes could be adversely affected. As of December 31, 2000, if the notes had been issued, we would have had approximately $98.1 million of senior indebtedness. We may also incur additional debt in the future. The subordination provisions will not prevent the occurrence of any default or event of default or limit the rights of any holder of notes to pursue any other rights or remedies with respect to the notes.

     As a result of the subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceedings, holders of the notes may receive less than other creditors on a ratable basis.

EVENTS OF DEFAULT AND REMEDIES

     The following events constitute "events of default" under the indenture:

     - we fail to pay the principal or premium, if any, on any of the notes when due, whether or not prohibited by the subordination provisions of the indenture;

     - we fail to pay interest or liquidated damages on the notes when due if such failure continues for 30 days, whether or not prohibited by the subordination, provisions of the indenture;

     - we fail to perform any covenant in the indenture if such failure continues for 45 days after notice is given in accordance with the indenture;

     - we fail to repurchase any notes after a repurchase event;

     - we fail to provide timely notice of a repurchase event;

     - we fail or any of our significant subsidiaries fail to make any payment at maturity on any indebtedness, including any applicable grace periods, in an amount in excess of $10,000,000, and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

     - a default by us or any significant subsidiary on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $10,000,000 without this indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice is given in accordance with the indenture; or

     - certain events involving bankruptcy, insolvency or reorganization of us or any significant subsidiary.

     The trustee is generally required under the indenture, within 90 days after its becoming aware of a default, to provide holders written notice of all incurred default. However, the trustee may, except in the case of a payment default on the notes, withhold this notice of default if it determines that withholding the notice is in the best interest of the holders.

     If an event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of outstanding notes, may declare the principal and premium, if any, on the notes to be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration of the principal of and premium, if any, on the notes, other than the payment of principal of the notes that has become due other than because of the acceleration. If an event of default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing with respect to us, all unpaid principal of and accrued interest on the outstanding notes would become due and payable immediately without any declaration or other act on the part of the trustee or holders of notes.

     Holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to specified limitations. Before exercising any right or power under the indenture at the direction of the holders, the trustee will be entitled to receive from such holders reasonable security or indemnity against any costs, expenses and liabilities that it might incur as a result.

     Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

     - you must have given the trustee written notice of a continuing event of default;

     - the holders of at least 25% of the aggregate principal amount of all outstanding notes must make a written request of the trustee to take action because of the default;

     - holders must have offered reasonable indemnification to the trustee against the cost, expenses and liabilities of taking action; and

     - the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification.

     These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a note or the right to convert the note in accordance with the indenture.

     Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default, except if:

     - we fail to pay the principal of, premium or interest on any note when due;

     - we fail to convert any note into common stock; or

     - we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

     We will send the trustee annually a statement as to whether we are in default and the nature of any default under the indenture.

CONSOLIDATION, MERGER OR TRANSFER OF ASSETS

     We may not consolidate or merge into another person or sell, lease, convey or transfer all or substantially all of our assets to another person, whether in a single or series of related transactions, unless:

     - either (A) we are the surviving entity, or (B) the resulting entity is a U.S. corporation, limited liability company, partnership or trust and expressly assumes in writing all of our obligations under the notes and the indenture;

     - no default or event of default exists or would occur; and

     - other conditions specified in the indenture are satisfied.

MODIFICATIONS OF THE INDENTURE

     The consent of the holders of a majority in principal amount of the outstanding notes affected is required to make a modification or amendment to the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     - extend the fixed maturity of any note;

     - reduce the interest rate or extend the time of payment of interest on any note;

     - reduce the principal amount or any premium of any note;

     - reduce any amount payable upon redemption or repurchase of any note;

     - adversely change our obligation to repurchase any note upon a repurchase event;

     - adversely change the holder's right to institute suit for the payment of any note;

     - change the currency in which any note is payable;

     - adversely modify the right to convert the notes;

     - adversely modify the subordination provisions of the notes; or

     - change the percentage required to consent to modifications and amendments.

SATISFACTION AND DISCHARGE

     We may discharge our obligations under the indenture while notes remain outstanding if:

     - all notes will become due in one year or are scheduled for redemption in one year; and

     - we deposit sufficient funds to pay all outstanding notes on their scheduled maturity or redemption date.

REGISTRATION RIGHTS GRANTED TO THE INITIAL PURCHASERS OF THE NOTES

     We and the initial purchasers entered into the registration rights agreement on May 7, 2001. Under the registration rights agreement, we are required to:

     - file, within 45 days after May 7, 2001, a shelf registration statement covering the notes and the common stock issuable upon conversion of the notes;

     - use our reasonable best efforts to cause the shelf registration to be declared effective as promptly as practicable; and

     - use our reasonable best efforts to keep the shelf registration statement effective until the earlier of the resale of all the transfer restricted securities or two years after the latest date of original issuance.

     When we use the term "transfer restricted securities" in this section, we mean the notes and the common stock issued upon conversion of the notes until the earlier of the following events:

     - the date the note or common stock issued upon conversion has been effectively registered under the Securities Act and sold or transferred pursuant to the shelf registration statement; or

     - the date the note or common stock issued upon conversion is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is saleable pursuant to Rule 144(k) under the Securities Act of 1933; or

     - the date the note or common stock issued upon conversion ceases to be outstanding.

     We will be required to pay predetermined liquidated damages if one of the following "registration defaults" occurs:

     - we do not file the shelf registration statement within 45 days after May 7, 2001;

     - the SEC does not declare the shelf registration statement effective within 180 days after such date; or

     - after it has been declared effective and during the period in which we are obligated to keep it effective, the shelf registration statement ceases to be effective or available for more than 90 days in any period of 365 consecutive days.

     If a registration default occurs, liquidated damages initially will accrue
(a) for the notes that are transfer restricted securities, at the rate of $.05 per week per $1,000 principal amount of the notes and (b) for any common stock issued on conversion of the notes that are transfer restricted securities, at an equivalent rate based on the conversion price. If the registration default has not been cured within 90 days, the liquidated damages rate will increase by $.05 per week per $1,000 principal amount of the notes that are transfer restricted securities (and an equivalent amount for any common stock issued upon conversion of the notes that are transfer restricted securities) for each subsequent continuing 90-day non-compliance period, up to a maximum rate of $.25 per week per $1,000 principal amount of the notes that are transfer restricted securities (and an equivalent amount for any common stock issued upon conversion of the notes that are restricted securities). Liquidated damages generally will be payable at the same time as interest payments on the notes.

     We may suspend the use of this prospectus, which is part of the shelf registration statement, in certain circumstances described in the registration rights agreement upon notice to the holders of the transfer restricted securities. We will provide copies of this prospectus and notify registered holders of notes and common stock issued upon conversion when the shelf registration statement is filed and when it becomes effective.

     You will need to complete a notice and questionnaire (available upon request to us) prior to any intended distribution of your transfer restricted securities pursuant to the shelf registration statement. You are required to complete and deliver the questionnaire prior to the effectiveness of the shelf registration statement so that you can be named as a selling securityholder in the prospectus. Upon receipt of your completed questionnaire after the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within five business days of receipt, file any amendments or supplements to the shelf registration statement so that you may use the prospectus, subject to our right to suspend as set forth above. We will pay liquidated damages to you if we fail to make this filing in the required time. If this filing requires a post-effective amendment to the shelf registration statement, we will pay liquidated damages if this amendment is not declared effective within 45 business days of the filing of the post-effective amendment. Under the registration rights agreement, you will be required to deliver a prospectus to purchasers and will be bound by the provisions of the agreement.

GOVERNING LAW

     The notes, the indenture and the registration rights agreement are governed by the laws of the State of New York, without regard to conflicts of laws principles.

CONCERNING THE TRUSTEE

     We have appointed the trustee as the initial paying agent, conversion agent, registrar and custodian for the notes. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business. In addition, the trustee and its affiliates may in the future provide banking and other services to us in the ordinary course of their business.

     If the trustee becomes one of our creditors, the indenture and the Trust Indenture Act of 1939 may limit the right of the trustee to obtain payment on or realize on security for its claims. If the trustee develops any conflicting interest with the holders of notes or us, it must eliminate the conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock of which 2,500,000 shares have been designated $3.625 convertible exchangeable preferred stock, $.01 par value (the "$3.625 preferred stock") and 1,000,000 shares have been designated and reserved for issuance as Series A Junior Participating Preferred Stock, $.01 par value per share, in connection with our stockholder rights plan. As of December 31, 2000, there were 42,478,225 shares of common stock outstanding, and 2,500,000 shares of the $3.625 preferred stock outstanding.

     The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation and bylaws.

DESCRIPTION OF COMMON STOCK

     The majority of our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the distribution rights of shares of preferred stock, if any, then outstanding. Shares of common stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

     As permitted by the Delaware General Corporation Law, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

DESCRIPTION OF PREFERRED STOCK

     The board of directors has the authority, from time to time and without further action by our stockholders, to divide our unissued capital stock into one or more classes and one or more series within any class and to make determinations of the designation and number of shares of any class or series and determinations of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. The rights, preferences, limitations and special rights of different classes of capital stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters.

  $3.625 preferred stock

     Holders of the $3.625 preferred stock are entitled to receive, when, as and if declared by the board of directors, out of the funds of Cephalon legally available therefor, cash dividends at an annual rate of $3.625 per share of $3.625 preferred stock, payable in equal quarterly installments on February 15, May 15, August 15 and November 15. Each share of $3.625 preferred stock is convertible at the option of the holder at any time into such number of shares of common stock determined by dividing the liquidation preference of the $3.625 preferred stock (currently $50 per share) by the conversion price of $17.92 (initially equivalent to a conversion rate of approximately 2.79 shares of common stock for each share of $3.625 preferred stock). The $3.625 preferred stock is not subject to any sinking fund or other obligation of ours to redeem or retire the $3.625 preferred stock. Unless earlier converted, exchanged or redeemed by us, the $3.625 preferred stock has a perpetual maturity. The $3.625 preferred stock is not redeemable by us prior to August 17, 2001. At any time on or after that date the shares of $3.625 preferred stock may be redeemed at our option, out of funds legally available therefor. The $3.625 preferred stock is exchangeable in whole, but not in part, at our option, for 7.25% Convertible Subordinated Debentures on any dividend payment date beginning August 15, 2000 at the rate of $50 principal amount of debentures for each share of $3.625 preferred stock outstanding at the time of exchange. The holders of the $3.625 preferred stock have no voting rights except with respect to certain additional stock issuances or as required by law. In exercising any such vote, each outstanding share of $3.625 preferred stock will be entitled to one vote, excluding shares held by us or any of our affiliates, which shares shall have no voting rights.

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, before any distribution of assets is made to holders of our common stock or any other stock of ours ranking junior to the shares of $3.625 preferred stock upon liquidation, dissolution or winding up, the holders of $3.625 preferred stock shall receive a liquidation preference of $50 per share and shall be entitled to receive all accrued and unpaid dividends through the date of distribution, and the holders of any class or series of $3.625 preferred stock ranking on a parity with the $3.625 preferred stock as to liquidation, dissolution or winding up shall be entitled to receive the full respective liquidation preferences (including any premium) to which they are entitled and shall receive all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution. If, upon such a voluntary or involuntary liquidation, dissolution or winding up, our assets are insufficient to pay in full the amounts described above as payable with respect to the $3.625 preferred stock and any class or series of our preferred stock ranking on a parity with the $3.625 preferred stock as to liquidation, dissolution or winding up, the holders of the $3.625 preferred stock and of such other class or series of preferred stock will share ratably in any such distributions of our assets first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued dividends, the shares of $3.625 preferred stock will not be entitled to any further participation in any distribution of assets by us. Neither the sale of all or substantially all of our assets, nor our merger or consolidation into or with any other corporation, nor our liquidation, dissolution, winding up or reorganization immediately followed by reincorporation of another corporation, will be deemed to be a liquidation, dissolution or winding up of Cephalon.

     In May 2001, the holders of 2,344,586 shares of the 2,500,000 shares outstanding of the $3.625 preferred stock converted their preferred shares into an aggregate of 6,541,752 shares of our common stock, in accordance with the terms of the $3.625 preferred stock. As an inducement to the holders to convert their $3.625 preferred stock prior to August 2001, when we are initially permitted to redeem the $3.625 preferred stock, we agreed to pay immediately all dividends accrued through the date of conversion as well as all dividends that would have accrued through the August 2001 redemption date in the aggregate amount of $4,390,000, which will result in a charge of $3,257,000 in the second quarter of 2001. As of May 11, 2001, 155,414 shares of $3.625 preferred stock remained outstanding.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock and the $3.625 preferred stock is StockTrans, Inc.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the material United States federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which you may convert the notes. This summary is not a complete analysis of all the potential tax consequences that you may need to consider before investing based on your particular circumstances.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations promulgated or proposed under the Code, judicial authority and administrative rulings. Any of these may change, possibly on a retroactive basis.

     This summary deals only with beneficial owners of notes or common stock into which notes may be converted who acquire the notes in this offering and hold the notes or common stock as capital assets. It does not address tax consequences under any special tax rules. Special tax rules may apply, for example, to banks, tax-exempt organizations, pension funds, insurance companies, investors subject to the alternate minimum tax, dealers in securities or foreign currencies, persons participating in a hedging transaction or a "straddle" or "conversion transaction," or persons that have a "functional currency" other than the U.S. dollar. In addition, this discussion does not address the tax consequences to non-U.S. holders. We have not sought any ruling from the IRS with respect to the statements and conclusions in this summary. We cannot guarantee that the IRS will agree with these statements and conclusions.

     Before you invest in the notes, you should consult your own tax adviser to determine how the United States federal income tax laws apply to your particular situation and for information about any tax consequences arising under other tax laws, such as United States federal estate tax laws and the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

     This summary applies to you if you are a U.S. holder. For purposes of this discussion, the term "U.S. holder" means a beneficial owner of a note or common stock that is for United States federal income tax purposes:

     - an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

     - a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if either (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     If a partnership holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes or common stock should consult their tax advisers.

TAXATION OF INTEREST

     You generally must include interest on the notes in your income as ordinary income at the time you receive or accrue the interest based on your method of accounting for United States federal income tax purposes. We must pay liquidated damages to you in specified circumstances described in "Description of Notes -- Registration Rights Granted to the Initial Purchasers of the Notes." According to Treasury regulations, the possibility of liquidated damages being paid to you will not affect the amount of interest income you recognize, in advance of the payment of any liquidated damages, if there is only a remote chance as of the date the notes were issued that you will receive liquidated damages. We believe that the likelihood that we will pay liquidated damages is remote. Therefore, we do not intend to treat the potential payment of liquidated damages as part of the yield to maturity of any notes. If we pay you liquidated damages, however, you would treat the payments as interest income when you receive or accrue them. Similarly, we intend to take the position that the likelihood of a redemption or repurchase of the notes is remote, and likewise do not intend to treat the possibility of any premium payable on a redemption or repurchase as affecting the yield to maturity of any notes. We can provide no assurance that the Internal Revenue Service will agree with this position.

SALE, EXCHANGE OR REDEMPTION OF NOTES

     You generally will recognize gain or loss on the sale, exchange (other than a conversion) or redemption of notes equal to the difference between (1) the amount of cash proceeds and the fair market value of any property you receive on the sale, exchange or redemption (except any portion that is accrued interest income, not previously included in income, which is taxable as ordinary income, or is accrued interest income that was previously included in income, which amount may be received without generating further income) and (2) your adjusted tax basis in the notes. Your adjusted tax basis generally will equal the cost of the notes to you. Your gain or loss generally will be capital gain or loss. Capital gain or loss will be long-term if you have held the notes for more than one year and will be short-term if you have held the notes for one year or less. Long-term capital gains for noncorporate taxpayers, including individuals, are taxed at a maximum rate of 20%, (except for certain long-term capital gains from assets acquired after December 31, 2000 and held for more than five years, in which case the maximum rate is 18%) and short-term capital gains for such taxpayers are taxable at ordinary income rates. If you recognize capital loss, the deductibility of such capital loss is subject to limitations. Net capital gains of corporate taxpayers are taxed at the same rates as ordinary income and are subject to a maximum tax rate of 35% on all net capital gains and ordinary income.

CONVERSION OF NOTES

     You generally will not recognize any income, gain or loss on the conversion of notes into common stock, except for any cash you receive instead of a fractional share of common stock as described below. Any gain so recognized will generally be capital gain. Your tax basis in the common stock will be the same as your adjusted tax basis in the notes at the time of conversion, reduced by any basis attributable to fractional shares. For tax purposes, your holding period for the common stock will generally include your holding period for the notes you converted.

     You should treat cash you receive instead of a fractional share of common stock as a payment in exchange for the fractional share of common stock. This will result in capital gain or loss (measured by the difference between the cash you receive for the fractional share and your adjusted tax basis in the fractional share), and the rules for determining whether such gain or loss is short-term or long-term are the same as those applicable to sales, exchanges, or redemptions (as described above).

DIVIDENDS ON COMMON STOCK

     If we make a distribution on common stock after conversion, the distribution generally will be treated as a dividend and taxed as ordinary income to the extent of our current and/or accumulated earnings and profits. A distribution in excess of earnings and profits is treated as a tax-free return of capital to the extent of your tax basis in the common stock, on a share-by-share basis, and then as gain from the sale or exchange of such stock. A dividend to a corporate holder may qualify for a dividends received deduction, subject to certain limitations.

ADJUSTMENTS TO CONVERSION PRICE

     The conversion price of the notes may change under certain circumstances. In such a case, you may be treated as having received a constructive distribution whether or not your notes are ever converted, which may be treated as a taxable dividend under Section 305 of the Code. Such a distribution will generally be deemed to occur if, and to the extent that, the adjustment in the conversion price increases your proportionate interest in our assets or earnings and profits. The constructive distribution may be taxed as ordinary income, subject to a possible dividends received deduction if you are a corporate holder, to the extent of our current and/or accumulated earnings and profits. For example, an adjustment to reflect a taxable dividend to holders of common stock will result in a constructive dividend. Holders who have converted their notes into common stock will generally be treated as having received a constructive distribution if there is not a full adjustment to the conversion price of the notes to reflect a stock dividend or other event that would (absent such adjustment) increase the proportionate interest of the common stockholders in our assets or earnings and profits. In such an event, the constructive distribution will be taxable as ordinary income, subject to a possible dividends received deduction if you are a corporate holder, to the extent of our current and/or accumulated earnings and profits.

SALE OF COMMON STOCK

     On the sale or exchange of common stock, you generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property you receive on the sale or exchange and
(2) your adjusted tax basis in the common stock. This capital gain or loss will be long-term if you have held the stock for more than one year and will be short-term if you have held the stock for one year or less. Long-term capital gains for noncorporate taxpayers, including individuals, are currently taxable at a maximum rate of 20% (except for certain long-term capital gains from assets acquired after December 31, 2000 and held for more than five years, in which case the maximum rate is 18%), and short-term capital gains for such taxpayers are taxable at ordinary income rates. A holder's basis and holding period in common stock received upon conversion of notes are determined as discussed above under "Conversion of Notes." If you recognize capital loss, the deductibility of such loss is subject to limitations. Net capital gains of corporate taxpayers are taxed at the same rates as ordinary income and are subject to a tax rate of 35%.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments pursuant to the terms of a note or common stock to a U.S. holder that is not an "exempt recipient" and that fails to provide certain identifying information, such as the holder's taxpayer identification number, in the manner required. Generally, individuals are not exempt recipients, whereas corporations and some other entities are exempt recipients. Payments made in respect of a note or common stock must be reported to the IRS, unless the U.S. holder is an exempt recipient or otherwise established an exemption. Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

                            SELLING SECURITYHOLDERS

     We originally issued the notes in transactions exempt from the registration requirements of the Securities Act to persons that the initial purchasers believed to be qualified institutional buyers. As used in this prospectus, the term selling securityholders includes their transferees, pledgees, donees and their successors. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the shares of common stock issuable upon conversion of the notes, if issued.

     The following table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under this prospectus, we cannot estimate the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. The following table is based upon information furnished to us by the selling securityholders.

                                                                                       NUMBER OF
                                                             PRINCIPAL AMOUNT        COMMON SHARES
                                                                 OF NOTES             ISSUED UPON
                                                               BENEFICIALLY         CONVERSION THAT
NAME OF SELLING SECURITYHOLDER                                   OWNED(1)            MIGHT BE SOLD
------------------------------                              -------------------    ------------------
Bear, Stearns & Co., Inc. ................................     $    500,000                6,756
Black Diamond Offshore Ltd. ..............................     $    683,000                9,229
CIBC World Markets........................................     $  2,000,000               27,027
Delta Opportunity Fund, Ltd. .............................     $  1,740,000               23,513
Delta Opportunity Fund (Institutional), LLC...............     $  1,260,000               17,027
Double Black Diamond Offshore L.D.C ......................     $  3,149,000               42,554
First Union International Capital Markets Inc. ...........     $ 10,000,000              135,135
First Union Securities Inc. ..............................     $  2,500,000               33,783
Forest Alternative Strategies Fund II L.P. A5M............     $    100,000                1,351
Forest Global Convertible Fund A5. .......................     $  5,900,000               79,729
Granville Capital Corporation.............................     $  5,000,000               67,567
JMG Triton Offshore Fund, Ltd. ...........................     $  5,500,000               74,324
Lyxor Master Fund c/o Forest Investment Management, LLC...     $  1,560,000               21,081
Quattro Fund Ltd..........................................     $  2,000,000               27,027
RBC Capital Services Inc. c/o Forest Investment
  Management, LLC.........................................     $     30,000                  405
Spear, Leads & Kellogg L.P. ..............................     $  1,000,000               13,513
Sylvan I.M.A. Ltd. c/o Forest Investment Management,
  LLC.....................................................     $    545,000                7,364
TQA Master Fund, Ltd......................................     $  2,625,000               35,472
White River Securities LLC................................     $    500,000                6,756
Worldwide Transactions Ltd................................     $    168,000                2,270
Zurich Master Hedge Fund c/o Forest Investment Management,
  LLC.....................................................     $    235,000                3,175
All Other Holders.........................................     $253,005,000            3,418,986
Total.....................................................     $300,000,000            4,054,054
                                                               ============            =========

---------------
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

                              PLAN OF DISTRIBUTION

     The selling securityholders may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the type of transaction involved.

     The notes and the common stock into which the notes are convertible may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock in the course of hedging the positions they assume. The selling securityholder may also sell the notes or the common stock short and deliver such securities to close out such short positions, or loan or pledge the notes or the common stock to broker-dealers that in turn may sell such securities.

     The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." The notes are currently eligible for trading in the PORTAL Market. However, we do not intend to list the notes for trading on any national securities exchange of on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

     In order to comply with the securities laws of certain states, if applicable, the notes and common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale in such state or an exemption for such registration or qualification requirement is available and is complied with.

     The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

     To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of holders of the notes to register the resale of their notes and common stock under applicable federal securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and common stock, provided that each selling securityholder will be responsible for payment of commissions and discounts of underwriters, broker-dealers or agents.

                                 LEGAL MATTERS

     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the securities offered hereby.

                                    EXPERTS

     The consolidated financial statements of Cephalon, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto. Arthur Andersen LLP did not audit the financial statements of Anesta Corp., a company acquired by Cephalon during 2000 in a transaction accounted for as a pooling of interests. Such statements are included in the consolidated financial statements of Cephalon, Inc. and reflect total assets and total revenues of 25 percent and 13 percent in 1999, respectively, and total revenues of 4 percent in 1998 of the related consolidated totals. Those statements were audited by PricewaterhouseCoopers LLP whose report has been furnished to us, and Arthur Andersen's opinion, insofar as it relates to amounts included for Anesta Corp., is based solely upon the report of PricewaterhouseCoopers LLP.

     The audited financial statements of Anesta Corp., not incorporated by reference nor separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference in this registration statement. Such financial statements, to the extent they have been included in the financial statements of Cephalon, Inc., have been so included in reliance on the report of such independent accountants given on authority of such firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 CEPHALON, INC.

          $300,000,000 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                        4,054,054 SHARES OF COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                            , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the expenses of the issuance and distribution of the securities offered hereby:

Securities and Exchange Commission registration fee.........   $75,000
Nasdaq listing fee..........................................    17,500
Legal fees and expenses.....................................    10,000
Printing and engraving expenses.............................    10,000
Accounting fees and expenses................................     2,500
Miscellaneous...............................................     5,000
                                                              --------
Total.......................................................  $120,000
                                                              ========

     All of the amounts shown are estimates, except for fees payable to the Securities and Exchange Commission.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of Cephalon's By-Laws provides for the indemnification of directors, officers, employees and agents of Cephalon to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Cephalon's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cephalon would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 16.  LIST OF EXHIBITS.

     The exhibits filed as part of this registration statement are as follows:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.1*   Indenture dated as of May 7, 2001 between the Registrant and
          State Street Bank and Trust Company.
   4.2*   Registration Rights Agreement dated as of May 7, 2001 among the Registrant and Robertson Stephens, Inc., Adams, Harkness
          & Hill, Inc., Banc of America Securities LLC, CIBC World
          Markets Corp., SG Cowen Securities Corporation, UBS Warburg
          LLC and Bancorp Piper Jaffray Inc.
   5.1*   Opinion of Morgan, Lewis & Bockius LLP regarding the
          legality of securities being registered.
  12.1*   Statement Regarding Computation of Ratios.
  23.1    Consent of Morgan, Lewis & Bockius LLP (included in its
          opinion filed as Exhibit 5.1 hereto).
  23.2*   Consent of Arthur Andersen LLP.
  23.3*   Consent of PricewaterhouseCoopers LLP.
  24.1    Powers of Attorney (included on signature page).
  25.1*   Form T-1. Statement of Eligibility under the Trust Indenture
          Act of State Street Bank and Trust Company.

---------------
* Filed herewith.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Chester, Commonwealth of Pennsylvania on May 31, 2001.

                                          CEPHALON, INC.

                                          By: /s/ FRANK BALDINO, JR.
                                            ------------------------------------
                                            Frank Baldino, Jr., Ph.D.
                                              Chairman and Chief Executive
                                              Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Frank Baldino, Jr., Ph.D. and J. Kevin Buchi, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing, pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
/s/ FRANK BALDINO, JR.                               Chairman and Chief Executive         May 31, 2001
---------------------------------------------------    Officer (Principal Executive
Frank Baldino, Jr., Ph.D.                              Officer)

/s/ J. KEVIN BUCHI                                   Sr. Vice President and Chief         May 31, 2001
---------------------------------------------------    Financial Officer (Principal
J. Kevin Buchi                                         Financial Officer and Principal
                                                       Accounting Officer)

/s/ WILLIAM P. EGAN                                  Director                             May 31, 2001
---------------------------------------------------
William P. Egan

/s/ ROBERT J. FEENEY                                 Director                             May 31, 2001
---------------------------------------------------
Robert J. Feeney, Ph.D.

/s/ MARTYN D. GREENACRE                              Director                             May 31, 2001
---------------------------------------------------
Martyn D. Greenacre

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----

/s/ KEVIN E. MOLEY                                   Director                             May 31, 2001
---------------------------------------------------
Kevin E. Moley

/s/ CHARLES A. SANDERS                               Director                             May 31, 2001
---------------------------------------------------
Charles A. Sanders

/s/ HORST WITZEL, DR.-ING.                           Director                             May 31, 2001
---------------------------------------------------
Horst Witzel, Dr.-Ing

                                 CEPHALON, INC.

                            REGISTRATION ON FORM S-3

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.1*   Indenture dated as of May 7, 2001 between the Registrant and
          State Street Bank and Trust Company.
   4.2*   Registration Rights Agreement dated as of May 7, 2001 among the Registrant and Robertson Stephens, Inc., Adams, Harkness
          & Hill, Inc., Banc of America Securities LLC, CIBC World
          Markets Corp., SG Cowen Securities Corporation, UBS Warburg
          LLC and Bancorp Piper Jaffray Inc.
   5.1*   Opinion of Morgan, Lewis & Bockius LLP regarding the
          legality of securities being registered.
  12.1*   Statement Regarding Computation of Ratios.
  23.1    Consent of Morgan, Lewis & Bockius LLP (included in its
          opinion filed as Exhibit 5.1 hereto).
  23.2*   Consent of Arthur Andersen LLP.
  23.3*   Consent of PricewaterhouseCoopers LLP.
  24.1    Powers of Attorney (included on signature page).
  25.1*   Form T-1. Statement of Eligibility under the Trust Indenture
          Act of State Street Bank and Trust Company.

---------------
* Filed herewith.